EXHIBIT 99.1

FIRST AMENDMENT TO THE VECTREN CORPORATION
AT RISK COMPENSATION PLAN
(AS AMENDED AND RESTATED MAY 1, 2011)

Pursuant to rights reserved under Section 12.7 of the Vectren Corporation At Risk Compensation Plan (“At Risk Plan”), which was initially adopted effective May 1, 2001, as amended and restated May 1, 2006, as amended and restated May 1, 2011, as amended, Vectren Corporation hereby amends, effective the date written below, the At Risk Plan as follows:
1.    Effective as of October 1, 2014, Section 4.3 of the At Risk Plan is hereby amended and restated to read as follows:
4.3 No Repricing or Replacement Without Shareholder Approval. Except as described in Section 4.4 or Article 10 of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights, and outstanding Options or Stock Appreciation Rights may not be canceled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without shareholder approval. This Section 4.3 is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.4 or Article 10 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 4.3 may not be amended without shareholder approval.
Section 303A.08 of the NYSE Listed Company Manual requires shareholder approval of certain equity compensation plans if the revisions are material. A curtailment of benefits is not a material revision. The changes set forth in this First Amendment result in a curtailment of benefits and, therefore, shareholder approval of this First Amendment is not required.
This First Amendment has been executed as of this 1st day of October 2014.
VECTREN CORPORATION

By:___________________________________
Jean L. Wojtowicz
Chair of the Compensation and Benefits Committee